CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-RB22 MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

July 13, 2023

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-RB22 Series (the “VV-RB22 Series”) and the creation of the VV-RB22 Interests (the “VV-RB22 Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in July 2023 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-RB22 Series and the creation of the VV-RB22 Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-RB22 Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-RB22 Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-RB22 Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-RB22 Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-RB22 Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-RB22 Interests

AUTHORIZED SHARES:	Minimum: 560 / Maximum: 616 Interests

SERIES ASSETS:

Right Bank 2022 En Primeur Collection
Product	Vintage	Bottles
Canon	2022	24
Beau-Sejour Becot	2022	12
Cheval Blanc	2022	6
Cheval Blanc	2022	6
Cheval Blanc	2022	6
Clos du Clocher	2022	36
Clos Fourtet	2022	12
Clos Fourtet	2022	12
Conseillante	2022	6
Figeac	2022	12
L'Eglise Clinet	2022	6
L'Evangile	2022	12
l'If	2022	12
La Gaffeliere	2022	48
Larcis Ducasse	2022	12
Pavie	2022	6
Pavie	2022	6
Pavie Macquin	2022	12

Pavie Macquin	2022	12
Quintus	2022	12
Troplong Mondot	2022	24
Troplong Mondot	2022	12
Troplong Mondot	2022	24
Valandraud	2022	12

VOTING POWERS:	No Voting Powers.
SERIES ASSETS:

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-RB22 to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:	Nicholas King
NAME: Nick King